Exhibit 99.2

Proposed1

Articles of Amendment
to the
Second Restatement of the Restated and Amended Articles of Incorporation
of
Casey’s General Stores, Inc.

Article V of the Second Restatement of the Restated and Amended Articles of Incorporation is hereby amended by re-lettering subsections B and C as subsections C and D, respectively, and adding a new subsection B, as set forth below:

B.    A nominee for director shall be elected to the Board of Directors if the votes cast for such nominee's election exceed the votes cast against such nominee's election; provided, however, that directors shall be elected by a plurality of the votes cast at any meeting of shareholders for which (i) the Secretary of the Corporation receives a notice that a shareholder has nominated a person for election to the Board of Directors in compliance with the requirements for shareholder nominees for director set forth in the Bylaws of the Corporation, and (ii) such nomination has not been withdrawn by such shareholder on or prior to the day next preceding the date the Corporation first mails its notice of meeting for such meeting to the shareholders. If directors are to be elected by a plurality of the votes cast, shareholders shall not be permitted to vote against a nominee.

1 Proposed Amendment will not become effective unless and until approved by shareholders.